Exhibit 24.01 – Power of Attorney
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Jeffrey M. Stibel and Gonzalo Troncoso, and each of them, his lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the Annual Report on Form 10-K of Web.com, Inc. for the year ended December 31, 2006 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Jeffrey M. Stibel
Jeffrey M. Stibel	Chief Executive Officer (principal executive officer)	March 20, 2007

/s/ Gonzalo Troncoso
Gonzalo Troncoso	Executive Vice President and Chief Financial Officer (principal accounting officer)	March 20, 2007

/s/ John B. Balousek
John B. Balousek	Director	March 20, 2007

/s/ John Patrick Crecine
John Patrick Crecine	Director	March 20, 2007

/s/ Alex Kazerani
Alex Kazerani	Director	March 20, 2007

/s/ Robert T. Slezak
Robert T. Slezak	Director	March 20, 2007

/s/ Seymour Holtzman
Seymour Holtzman	Chairman of the Board of Directors	March 20, 2007

/s/ Efrem Gerszberg
Efrem Gerszberg	Director	March 20, 2007

E-14